                              ARTICLES OF AMENDMENT

                                       OF

                         AXP INTERNATIONAL SERIES, INC.

         Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, AXP International Series, Inc., incorporated on July 18, 1984, under the laws of the State of Minnesota, amends its Articles of Incorporation to change the name of the corporation to RiverSource International Series, Inc. and the minimum size permitted for a shareholder account.

         New Article I shall be:

                              ARTICLE I - NAME

      The name of this corporation (hereinafter called the "Fund") is:

                   RIVERSOURCE INTERNATIONAL SERIES, INC.


         New Article III, Section 7 shall be:

                        ARTICLE III - CAPITALIZATION

Section 7. The Fund may redeem the shares of a shareholder if the amount invested is less than an amount determined by the Board of Directors and set forth in the current Fund prospectus.


         The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the votes (number of shares owned times the net asset value per share) present and entitled to vote a regular meeting of shareholders on February 15, 2006, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.

Dated this 21st day of April, 2006.

                                        RiverSource International Series, Inc.


                                        By /s/ Leslie L. Ogg
                                           -----------------
                                               Leslie L. Ogg
                                               Vice President and Secretary


STATE OF MINNESOTA  )
                      ) ss.
COUNTY OF HENNEPIN  )

         The foregoing instrument was acknowledged before me this 21st day of April, 2006.

                                        By /s/ Diane R. Kepp
                                           -----------------
                                               Diane R. Kepp